UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2015

Edge Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-37568	26-4231384
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Connell Drive, Suite 1600

Berkeley Heights, NJ 07922

(800) 208-3343

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Appointment of W. Bradford Middlekauff as Senior Vice President, General Counsel and Secretary

On October 30, 2015, the Board of Directors (the “Board”) of Edge Therapeutics, Inc. (the “Company”) appointed W. Bradford Middlekauff to the position of Senior Vice President, General Counsel and Secretary, effective immediately.

In connection with his appointment, the Company entered into an Executive Employment Agreement with Mr. Middlekauff (the "Employment Agreement") whereby Mr. Middlekauff will serve as the Company's Senior Vice President, General Counsel and Secretary. The Employment Agreement is effective as of October 30, 2015 and has an indefinite term. Under the Employment Agreement, Mr. Middlekauff will receive an annual salary of $305,000. Mr. Middlekauff’s annual salary is subject to adjustment at the discretion of the Board.

Mr. Middlekauff is eligible for an annual target discretionary bonus of up to 35% of his base salary based upon the achievement of financial and other performance criteria, as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”), provided that Mr. Middlekauff remains employed with the Company on the last day of the relevant performance period.

Under the Employment Agreement, Mr. Middlekauff is also entitled to participate in the employee benefit plans, policies, practices and arrangements and is eligible for the same number of holidays and vacation days, in each case as are generally allowed to other similarly situated executives of the Company.

In the event that Mr. Middlekauff's employment is terminated by the Company other than for Cause, death or Disability or upon his resignation for Good Reason (as these terms are defined in the Employment Agreement), Mr. Middlekauff will be entitled to certain severance payments and benefits, including an amount equal to his yearly base salary plus any accrued but unpaid bonus with respect to the year immediately preceding the Date of Termination (as defined in the Employment Agreement), plus 12 months of COBRA premium reimbursement in exchange for his execution of a release of claims against the Company.

In the event of a Change of Control (as defined in the Employment Agreement), the Employment Agreement provides severance payments upon certain employment terminations that occur in connection with such Change in Control. If Mr. Middlekauff terminates his employment for Good Reason within 12 months following a Change in Control or if the Company terminates Mr. Middlekauff’s employment other than for Cause (i) within the 60-day period prior to a Change in Control or (ii) within the 12-month period following a Change in Control, then, in each case, Mr. Middlekauff would be entitled to receive the same severance benefits as if such termination was not in connection with a Change in Control. In addition, immediately upon a Change of Control, Mr. Middlekauff would be entitled to accelerated vesting of all unvested equity awards (with performance-based awards to vest at not less than target), regardless of whether or not his employment continues with the Company.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01   Other Events.

On November 5, 2015, the Company issued a press release announcing the appointment of Mr. Middlekauff as Senior Vice President, General Counsel and Secretary. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01.   Financial Statements and Exhibits

Exhibit Number	Description
10.1	Executive Employment Agreement by and between W. Bradford Middlekauff and the Company entered into as of October 30, 2015.

99.1	Press release dated November 5, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 2015	Edge Therapeutics, Inc.

	By:	/s/ Andrew J. Einhorn
Name: Andrew J. Einhorn
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Executive Employment Agreement by and between W. Bradford Middlekauff and the Company entered into as of October 30, 2015.

99.1	Press release dated November 5, 2015.